Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-170752

December 14, 2010

HiSoft Technology International Limited

HiSoft Technology International Limited, or HiSoft, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents HiSoft has filed with the SEC for more complete information about HiSoft and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents HiSoft has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, HiSoft, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: +1-800-503-4611(calling this number is not toll free outside the United States). You may also access HiSoft’s most recent prospectus by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1493639/000104746910010403/0001047469-10-010403-index.htm

This free writing prospectus reflects the following amendments that were made in Amendment No. 2 to HiSoft’s registration statement on Form F-1, or Amendment No. 2, as filed via EDGAR with the SEC on December 14, 2010. All references to page numbers are to the page numbers in the preliminary prospectus, which forms part of Amendment No. 2.

RISK FACTORS

The risk factor entitled “If a research report distributed by one of our underwriters prior to the filing of our registration statement were held to violate the Securities Act, some purchasers of ADSs in this offering may have the right to seek refunds or damages.” has been revised. The relevant disclosure (as amended) on page 37 is set forth below:

If a research report distributed by Deutsche Bank Securities Inc., one of our underwriters, prior to the filing of our registration statement were held to violate the Securities Act, purchasers of ADSs in this offering may have the right to seek refunds or damages.

On November 18, 2010, prior to the filing of the registration statement of which this prospectus forms a part, a research report regarding our recent acquisition of Besure Technology was distributed by Deutsche Bank Securities Inc., one of our underwriters. The research report was not intended to constitute offering materials in connection with this offering, however, there may nevertheless be a risk that the report could be deemed a prospectus not meeting the requirements of the Securities Act and the distribution of the report could be found a violation of Section 5 of the Securities Act.  We strongly caution you not to place any reliance on the contents of the research report and to disregard its contents entirely when making any investment decision with respect to our ADSs. Any investment decisions with respect to our ADSs should be based solely on the information contained in this prospectus.

If the distribution of this research report were to be held by a court to be a violation by us of Section 5 of the Securities Act, purchasers in this offering that received the research report, if any, and potentially all purchasers of ADSs in this offering would, under the Securities Act, have the right for a period of one year from the date of their purchase, to seek recovery of the consideration paid in connection with their purchase or, if they had already sold the ADSs, sue us for damages resulting from their purchase. The total amount of these damages could potentially equal the gross proceeds of this offering, plus interest and the purchasers’ attorneys’ fees, if these investors seek recovery or damages after an entire loss of their investment. We also could be subject to potential enforcement actions by the Securities and Exchange Commission, which could result in injunctive relief or the imposition of fines.  Although we would vigorously contest any claims brought on the basis of this research report, there can be no guarantee that we would be successful in refuting any and all such claims. If any such claims were to succeed, we might not have sufficient funds to pay the resulting damages or to finance a repurchase of our ADSs and our reputation and our business could be materially and adversely affected.